Exhibit 99.1

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, TX 75056 USA

Tel 214 937 2000

Orthofix.com

News Release

Orthofix Announces Changes to Board of Directors

LEWISVILLE, TEXAS — June 20, 2023 — Orthofix Medical Inc. (NASDAQ:OFIX), a leading global spine and orthopedics company, today announced that Catherine Burzik has been re-appointed as the Chair of the Company’s Board of Directors. Additionally, shareholders re-elected Wayne Burris who previously served on the Orthofix board from 2021-2022. Burris will serve on the Audit and Finance and Compliance and Ethics Committees. As previously announced Jon Serbousek, who served as Executive Chairman of the Board, did not stand for re-election at the annual shareholders meeting held yesterday.

Burzik previously served as the Company’s Chair of the Board from 2021-2022 before assuming the position of Lead Independent Director of the new combined board that was formed following the merger of SeaSpine and Orthofix.

“I am honored to step back into the role of Chair for Orthofix,” said Catherine Burzik. “I would like to thank Jon for his leadership and commitment to the company and the merger integration. I am grateful for the counsel he provided as both the Chief Executive Officer of Orthofix and as the Executive Chairman of the board and we wish him the best as he continues his work to advance the medical device industry.” Burzik continued, “I am also pleased to welcome back Wayne Burris whose dedication and strong background in accounting and finance will help guide us to long-term success.”

“I am delighted to rejoin the Orthofix Board of Directors,” said Wayne Burris. “I look forward to working with Keith Valentine and his leadership team to drive collaboration as the new merged company strives to be the partner of choice for our surgeon customers.”

Prior to joining the Orthofix Board of Directors, Burzik served as President and Chief Executive Officer of Kinetic Concepts, Inc., a global medical device company, from 2006 until the company’s sale in 2011. Prior to that, she served as President of Applied Biosystems Group and held senior executive positions at Eastman Kodak Health Imaging Systems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company.

Burris served as the Senior Vice President and Chief Financial Officer (CFO) at Roche Diagnostics Corporation from 1996 through his retirement in July 2019. A member of the Global Roche Diagnostics Finance Executive Committee, Burris was recognized as one of their top senior leaders.

About Orthofix

The newly merged Orthofix-SeaSpine organization is a leading global spine and orthopedics company with a comprehensive portfolio of biologics, innovative spinal hardware, bone growth therapies, specialized orthopedic solutions and a leading surgical navigation system. Its products are distributed in more than 68 countries worldwide.

The Company is headquartered in Lewisville, Texas and has primary offices in Carlsbad, CA, with a focus on spine and biologics product innovation and surgeon education, and Verona, Italy, with an emphasis on product innovation, production, and medical education for orthopedics. The combined company’s global R&D, commercial and manufacturing footprint also includes facilities and offices in Irvine, CA, Toronto, Canada, Sunnyvale, CA, Wayne, PA, Olive Branch, MS, Maidenhead, UK, Munich, Germany, Paris, France, and São Paulo, Brazil.

Contacts:

Media Relations

Denise Landry

DeniseLandry@orthofix.com

214.937.2529

Investor Relations

Louisa Smith, Gilmartin Group

IR@orthofix.com